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                                                                  Exhibit 99.1

                                                MEDIA CONTACT:    KEITH PRICE
                                                                  330-796-1863
                                                ANALYST CONTACT:  BARB GOULD
                                                                  330-796-8576

                                                FOR IMMEDIATE RELEASE


       GOODYEAR PROVIDES FIRST QUARTER 2004 PREVIEW, FULL RESULTS DELAYED

     AKRON, Ohio, June 16, 2004 - The Goodyear Tire & Rubber Company announced that it will not report full first quarter 2004 financial results today as previously scheduled, and the investor conference call planned for today will be rescheduled. As the financial community was expecting full results, the company is providing a summary of the key first quarter figures.

     The company expects to file its financial statements well within the June 30 deadline as required by its credit facilities. The delay is a result of the company's need for additional time to complete its financial statements for the first quarter.

     The company said it expects to report record first quarter sales of approximately $4.3 billion, compared to $3.5 billion in the first quarter of 2003. Segment operating results are expected to improve significantly in six businesses, including North American Tire. The company's quarterly net loss is expected to be between $75 million and $85 million, which compares to a net loss of $196.5 million in the first quarter of 2003.

     The 2004 quarter will include rationalization charges of about $20 million and income tax of approximately $55 million.

     Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 86,000 people worldwide.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear's accounting restatement and the finalization of the Company's interim financial statements for the quarter ended March 31, 2004. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.